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Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

CORRECTING and REPLACING Evans Bancorp Reports Record Net Income for 2019

CORRECTION….by Evans Bancorp, Inc.

HAMBURG, NY, February 18, 2020 – In the press release, non-interest income, tax expense, net income, earnings per diluted share and all related information have been updated to reflect the change in timing of an historic tax credit transaction from the fourth quarter 2019 to the first quarter of 2020.

The corrected release reads:

Evans Bancorp Reports Record Net Income for 2019

Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the fourth quarter and year ended December 31, 2019.

FOURTH QUARTER AND FULL YEAR 2019 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

•	Record annual net income of $17.0 million, up 4%
•	Net interest income increased 8% to $52 million in 2019 driven by higher loan balances
•	Insurance service and fee revenue increased 14% to $10.7 million during 2019
•	Average demand deposits grew 10% in the fourth quarter
•	Entered into an agreement to acquire Fairport Savings Bank

For the full year 2019, net income increased 4% to $17.0 million, or $3.42 per diluted share, from $16.4 million, or $3.32 per diluted share, in 2018.  The increase reflected higher net interest income, largely due to an expanded commercial loan portfolio, and higher fee-based business income.  The return on average equity was 12.08% for 2019, compared with 13.20% in 2018.

Net income was $3.7 million, or $0.75 per diluted share, in the fourth quarter of 2019, compared with
$5.2 million, or $1.04 per diluted share, in the third quarter of 2019 and $4.5 million, or $0.90 per diluted share, in last year’s fourth quarter.  The decrease from the linked quarter was the result of lower net interest income reflecting lower interest rates and seasonally lower insurance fee revenue.  Return on average equity was 10.16% for the fourth quarter of 2019, compared with 14.29% in the third quarter of 2019 and 13.86% in the fourth quarter of 2018.

“2019 was an outstanding year for the organization.  Our performance demonstrated solid growth and the success of our strategic focus as well as a continued commitment to building and strengthening the business for the long-term,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.  “We grew and rebalanced our deposit portfolio mix, continued to drive strong loan growth and increased non-interest income.  Operations and offerings in insurance, employee benefits, cash management and municipal services were strengthened and bolstered fee-based business income.”

“2020 is an important milestone in Evans history, as this year marks a century of serving Western New York.  Stable, prudent and strategic management has enabled us to effectively serve all our stakeholders; associates, shareholders, clients and the community over this long history.  We believe this along with a relationship focus and strong cultural foundation provides sustainability and excellent prospects for the continued growth and

Evans Bancorp Reports Record Net Income for 2019

February 18, 2020

success of our community based financial organization.”

On December 19, 2019, Evans entered into an agreement to acquire Fairport Savings Bank (“FSB”).  Based on information as of September 30, 2019, the combined company will have approximately $1.8 billion in total assets, including $1.5 billion in total loans, and $1.5 billion in total deposits.  The acquisition is expected to close in the second quarter of 2020.

Net Interest Income
($ in thousands)

	4Q 2019	3Q 2019	4Q 2018

Interest income	$16,028	$16,845	$15,309
Interest expense	3,236	3,224	2,936
Net interest income	12,792	13,621	12,373
(Credit) provision for loan losses	(122)	(431)	(276)
Net interest income after provision	$12,914	$14,052	$12,649

Net interest income decreased $0.8 million, or 6%, from the third quarter of 2019, but increased $0.4 million, or 3%, from the prior-year fourth quarter.  The decrease from the trailing quarter was driven by a decline in loan yields as a result of the re-pricing of variable rate loans tied to the Company’s prime rate after another Federal Reserve rate cut.  The third quarter of 2019 also included $0.2 million of interest related to the recovery of a single commercial loan that was previously written-off.  The increase from the prior-year fourth quarter reflects growth in average commercial loans, including commercial real estate and commercial and industrial loans, which were $996 million, up $83 million.

Fourth quarter net interest margin of 3.67% decreased 27 basis points from the 2019 third quarter and 3 basis points from the fourth quarter of 2018.  Excluding the interest related to the third quarter loan recovery, net interest margin decreased 22 basis points, reflecting the Federal Reserve’s decrease of the fed funds rate.  The cost of interest-bearing liabilities remained 1.24% in the fourth quarter, the same as the third quarter of 2019 and compared with 1.14% in the fourth quarter of 2018.

The $0.1 million release of allowance for loan losses reflects improved asset quality on impaired loans and marginal loan growth in the fourth quarter.

Asset Quality
($ in thousands)

	4Q 2019	3Q 2019	4Q 2018

Total non-performing loans	$14,396	$13,839	$18,991
Total net loan charge-offs (recoveries)	85	(565)	153
Non-performing loans/ Total loans	1.17%	1.13%	1.64%
Net loan charge-offs (recoveries)/ Average loans	0.03%	(0.19)%	0.05%
Allowance for loan losses/ Total loans	1.24%	1.26%	1.28%

“We are consistent and disciplined with deep knowledge of our customers and their businesses.  As a result, we have maintained strong asset quality metrics,” stated John Connerton, Chief Financial Officer of Evans Bank.  “Given the challenges from the yield curve, we are carefully managing our balance sheet and continually looking to improve our asset mix to be in a position to drive expansion of our net interest margin.”

Evans Bancorp Reports Record Net Income for 2019

February 18, 2020

Non-Interest Income
($ in thousands)
	4Q 2019	3Q 2019	4Q 2018

Deposit service charges	$747	$687	$571
Insurance service and fee revenue	2,120	3,225	2,233
Bank-owned life insurance	164	160	166
Loss on tax credit investment	(158)	-	(2,705)
Refundable NY state historic tax credit	115	-	1,832
Other income	1,005	1,092	941
Total non-interest income	$3,993	$5,164	$3,038

The increase in deposit service charges reflects newer service offerings, including overdraft protection for small business customers.

Insurance revenue decreased $1.1 million from the third quarter due to the seasonal decrease in commercial lines insurance commissions.  The $0.1 million decrease from the fourth quarter of 2018 was the result of a decrease in profit sharing revenues, resulting from higher loss ratios experienced by the insurance carriers.

The fourth quarter of 2018 included a $0.9 million loss on an investment in a historic rehabilitation tax credit.  There were no significant historic tax credit transactions during 2019.

Non-Interest Expense
($ in thousands)
	4Q 2019	3Q 2019	4Q 2018

Salaries and employee benefits	$7,355	$7,644	$7,220
Occupancy	868	853	855
Advertising and public relations	421	231	362
Professional services	1,059	1,009	599
Technology and communications	1,075	1,057	909
Amortization of intangibles	112	112	112
FDIC insurance	74	-	251
Other expenses	1,207	1,370	1,124
Total non-interest expenses	$12,171	$12,276	$11,432

Salaries and benefits costs decreased 4% from the linked quarter as a result of severance costs recorded during the third quarter of 2019.  The increase from the prior-year period reflects the strategic hiring of personnel to support the Company’s continued growth.

The increase in advertising and public relations expense reflects costs related to promotional campaigns.

Fourth quarter professional service fees included $0.2 million in merger-related costs associated with the previously announced agreement to acquire FSB.  The remaining variance to the prior-year period was the result of expenses related to the purchase of a new corporate headquarters and consulting services associated with business intelligence data systems.

The increase in technology and communications was due to higher software costs, volume related ATM card fees and online banking activity.

Reduced FDIC insurance expense when compared with the prior year reflects the benefit of the FDIC’s small bank assessment credit.

Evans Bancorp Reports Record Net Income for 2019

February 18, 2020

The decrease in other expense when compared with the linked quarter reflects a $0.2 million charitable contribution made in the third quarter.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 72.5% in the fourth quarter of 2019, 65.4% in the third quarter of 2019, and 74.2% in the fourth quarter of 2018.  The Company’s non-GAAP efficiency ratio, which excludes amortization expense, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions, was 70.3% in the fourth quarter of 2019, compared with 64.8% in the third quarter of 2019 and 69.5% in last year’s fourth quarter.

During the fourth quarter 2019, the Company recognized income tax expense of $1.0 million, representing an effective tax rate of 20.9%, compared with a  $0.2 million benefit or an effective tax rate of -4.6% in the prior year’s fourth quarter.  Excluding the impact of historic tax credit transactions, the fourth quarter 2018 effective tax rate was 23.1%.  The third quarter 2019 income tax expense was $1.8 million, or an effective tax rate of 25.6%.

2019 Year-end Balance Sheet Highlights

Total assets were $1.46 billion as of December 31, 2019, consistent with September 30, 2019 and $72 million, or 5%, higher than year-end 2018.  The Company had strong loan growth as the portfolio increased $71 million, or 6%, to $1.23 billion during 2019 with the increase predominantly in commercial real estate.

Investment securities were $130 million at December 31, 2019, $7 million lower than the third quarter of 2019, and $3 million lower than at the end of 2018.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving safety of principal.  With the flattened yield curve, there is a reduced advantage to purchasing longer-term investment securities.

Total deposits of $1.27 billion at December 31, 2019 were up $52 million, or 4% from the end of 2018.  The increase reflects growth of $32 million, or 14% in demand deposits, $30 million, or 27% in NOW account deposits and $16 million, or 3% in savings deposits.  Partially offsetting this growth was a $25 million, or 8%, decrease in time deposits, which included $14 million of brokered deposits.  Total average demand deposits were $273 million for the 2019 fourth quarter, an increase of $25 million from the fourth quarter of 2018, mostly attributable to growth in retail demand deposits.

2019 Year in Review (compared with prior-year period)

Net interest income was $52.1 million, up 8%, primarily due to strong growth in the Company’s commercial loan portfolio and improved net interest margin, partially offset by an increase in deposit interest expense.  Net interest margin was 3.82%, an increase of 5 basis points.

The Company’s provision for loan losses of $0.1 million was down from $1.4 million primarily due to improved asset quality of impaired loans including the successful restructure and payoff of a single commercial construction loan of $8 million, and a decrease in net loan charge-offs due to a single commercial loan recovery of $0.7 million, offset by loan growth and an increase in criticized loans. The ratio of non-performing loans to total loans was 1.17% compared with 1.64%.

Non-interest income was up $2.9 million, or 19%, to $18.1 million, mainly due to the increase in insurance service and fee revenue of $1.3 million, reflecting a full year of revenue from the R&S agency which was acquired during 2018, a $0.4 million increase in deposit service charges and a $0.9 million loss on an investment in a historic rehabilitation tax credit in 2018.

Non-interest expense increased $4.5 million, or 10%, to $47.8 million.  The increase reflects higher salaries and employee benefits of $2.2 million, or 8%, due to the addition of new employees as part of the Company’s planned growth strategy, merit increases, higher incentive compensation and severance costs.  Professional services expenses were up $1.3 million, or 52% largely due to atypical legal and accounting costs, including those related to merger-related activities and costs associated with a cyber incident and related matters.  Technology expenses were up 22%, or $0.7 million, to $4.1 million largely due to increased software costs, volume related ATM card fees and online banking activity.  FDIC insurance expense decreased $0.6 million, or

Evans Bancorp Reports Record Net Income for 2019

February 18, 2020

58% as a result of lower assessment rates resulting from improved financial ratios and the application of the FDIC’s small bank assessment credit.

The Company’s GAAP efficiency ratio was 68.2% in 2019 compared with 68.4% in 2018.   The Company’s non-GAAP efficiency ratio, as previously defined, was 67.2% compared with 66.9%.

Income tax expense for the year was $5.2 million, representing an effective tax rate of 23.5% compared with an effective tax rate of 12.2% in 2018.  Excluding the impact of the 2018 historic tax credit transactions, the effective tax rate was 18.8% in 2018.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.33% at December 31, 2019 compared with 10.11% at
September 30, 2019 and 9.73% at December 31, 2018.  Book value per share increased to $30.11 from $29.44 at September 30, 2019 and $27.13 at December 31, 2018.

In 2019, the Company paid cash dividends of $1.04 per common share, up 13%.

Outlook

Mr. Nasca concluded, “We believe the economic environment within the markets we serve is solid and provides opportunity for us to expand our business and create deeper relationships with existing clients.  The differentiators will continue to be our talented people and a focus on adding value to relationships while continuing to invest back into our communities.

“We expect that the current interest rate environment and geo-political issues will present their share of challenges.  Our ability to focus on our clients, continue our growth and targeted strategic investments should help offset these pressures and allow us to continue to build earnings power.  We are excited about the acquisition of FSB Bancorp and its Fairport Savings Bank which was announced in December.  The acquisition will let us bring our community focused commercial business model to an expanded market, scale the consumer and mortgage banking activities of the combined organization for efficiency and profitability, deliver additional deposit clients and allow Evans to expand its competitive fee-based businesses.  We believe the combined capabilities of Evans and FSB create breadth and scale that will benefit clients, communities and associates while adding to returns.

“The Company expects the transaction to close in the second quarter of 2020, subject to the satisfaction of normal and customary closing conditions, including regulatory and FSB shareholder approvals.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $1.5 billion in assets and $1.3 billion in deposits at December 31, 2019.  Evans is a full-service community bank, with 15 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly owned insurance subsidiary, The Evans Agency, LLC, provides life insurance, employee benefits, and property and casualty insurance through ten insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the

Evans Bancorp Reports Record Net Income for 2019

February 18, 2020

Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconnerton@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Evans Bancorp Reports Record Net Income for 2019

February 18, 2020

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
ASSETS
Investment Securities	$130,308	$136,977	$137,438	$140,731	$133,788
Loans	1,226,531	1,219,792	1,212,699	1,185,429	1,155,930
Allowance for loan losses	(15,175)	(15,382)	(15,248)	(15,207)	(14,784)
Goodwill and intangible assets	12,545	12,657	12,768	12,880	12,992
Operating lease right-of-use asset	3,720	3,862	4,003	4,142	-
All other assets	102,301	97,826	119,460	128,206	100,281
Total assets	$1,460,230	$1,455,732	$1,471,120	$1,456,181	$1,388,207

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	263,717	271,633	243,860	242,156	231,902
NOW deposits	140,654	141,384	145,620	122,204	110,450
Savings deposits	587,142	568,156	603,180	618,471	571,479
Time deposits	275,927	277,633	290,251	292,892	301,227
Total deposits	1,267,440	1,258,806	1,282,911	1,275,723	1,215,058
Borrowings	23,755	28,748	25,298	23,812	24,472
Operating lease liability	4,154	4,302	4,449	4,594	-
Other liabilities	16,428	19,007	17,175	17,617	17,031
Total stockholders' equity	148,453	144,869	141,287	134,435	131,646

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,929,593	4,920,381	4,915,678	4,860,316	4,852,868
Book value per share	$30.11	$29.44	$28.74	$27.66	$27.13
Tier 1 leverage ratio	10.33%	10.11%	9.99%	9.74%	9.73%
Tier 1 risk-based capital ratio	12.32%	11.87%	11.86%	11.68%	11.84%
Total risk-based capital ratio	13.56%	13.11%	13.11%	12.93%	13.09%

ASSET QUALITY DATA
Total non-performing loans	$14,396	$13,839	$11,020	$19,987	$18,991
Total net loan charge-offs (recoveries)	85	(565)	49	115	153

Non-performing loans/Total loans	1.17%	1.13%	0.91%	1.69%	1.64%
Net loan charge-offs (recoveries)/Average loans	0.03%	(0.19)%	0.02%	0.04%	0.05%
Allowance for loans losses/Total loans	1.24%	1.26%	1.26%	1.28%	1.28%

Evans Bancorp Reports Record Net Income for 2019

February 18, 2020

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2019	2019	2019	2019	2018
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest income	$16,028	$16,845	$16,325	$15,542	$15,309
Interest expense	3,236	3,224	3,191	3,034	2,936
Net interest income	12,792	13,621	13,134	12,508	12,373
Provision (credit) for loan losses	(122)	(431)	90	538	(276)
Net interest income after provision	12,914	14,052	13,044	11,970	12,649

Deposit service charges	747	687	602	533	571
Insurance service and fee revenue	2,120	3,225	2,901	2,442	2,233
Bank-owned life insurance	164	160	173	159	166
Loss on tax credit investment	(158)	-	-	-	(2,705)
Refundable NY state historic tax credit	115	-	-	-	1,832
Other income	1,005	1,092	1,054	1,061	941
Total non-interest income	3,993	5,164	4,730	4,195	3,038

Salaries and employee benefits	7,355	7,644	7,469	7,160	7,220
Occupancy	868	853	872	836	855
Advertising and public relations	421	231	214	167	362
Professional services	1,059	1,009	929	745	599
Technology and communications	1,075	1,057	1,099	893	909
Amortization of intangibles	112	112	112	112	112
FDIC insurance	74	-	150	207	251
Other expenses	1,207	1,370	1,304	1,104	1,124
Total non-interest expenses	12,171	12,276	12,149	11,224	11,432

Income before income taxes	4,736	6,940	5,625	4,941	4,255
Income tax provision (benefit)	988	1,776	1,243	1,221	(196)
Net income	3,748	5,164	4,382	3,720	4,451

PER SHARE DATA
Net income per common share-diluted	$0.75	$1.04	$0.88	$0.75	$0.90
Cash dividends per common share	$-	$0.52	$-	$0.52	$-
Weighted average number of diluted shares	4,990,863	4,976,639	4,953,072	4,932,451	4,928,551

PERFORMANCE RATIOS
Return on average total assets	1.02%	1.41%	1.21%	1.04%	1.26%
Return on average stockholders' equity	10.16%	14.29%	12.71%	11.19%	13.86%
Efficiency ratio	70.28%	64.75%	67.54%	66.53%	69.52%

Evans Bancorp Reports Record Net Income for 2019

February 18, 2020

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2019	2019	2019	2019	2018
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
AVERAGE BALANCES

Loans, net	$1,213,837	$1,202,634	$1,183,379	$1,153,067	$1,128,015
Investment securities	137,354	143,731	148,465	141,249	137,175
Interest-bearing deposits at banks	32,061	24,661	28,132	44,024	60,061
Total interest-earning assets	1,383,252	1,371,026	1,359,976	1,338,340	1,325,251
Non interest-earning assets	89,415	89,513	85,720	86,386	83,482
Total Assets	$1,472,667	$1,460,539	$1,445,696	$1,424,726	$1,408,733

NOW	136,077	134,008	123,515	112,571	110,612
Savings	593,694	591,585	605,524	591,641	581,048
Time deposits	274,856	281,798	289,794	298,586	301,957
Total interest-bearing deposits	1,004,627	1,007,391	1,018,833	1,002,798	993,617
Borrowings	27,241	25,234	24,231	25,746	25,340
Total interest-bearing liabilities	1,031,868	1,032,625	1,043,064	1,028,544	1,018,957

Demand deposits	272,834	261,089	244,142	242,030	247,619
Other non-interest bearing liabilities	20,375	22,231	20,609	21,219	13,689
Stockholders' equity	147,590	144,594	137,881	132,933	128,468

Total Liabilities and Equity	$1,472,667	$1,460,539	$1,445,696	$1,424,726	$1,408,733

YIELD/RATE

Loans, net	4.92%	5.16%	5.13%	5.05%	4.94%
Investment securities	2.46%	2.87%	2.77%	2.67%	2.68%
Interest-bearing deposits at banks	1.65%	2.56%	2.22%	2.29%	2.24%
Total interest-earning assets	4.61%	4.87%	4.81%	4.71%	4.58%

NOW	0.57%	0.45%	0.37%	0.30%	0.30%
Savings	0.94%	0.90%	0.87%	0.80%	0.74%
Time deposits	2.09%	2.17%	2.18%	2.16%	2.07%
Total interest-bearing deposits	1.21%	1.20%	1.18%	1.15%	1.10%
Borrowings	2.64%	2.92%	3.13%	3.01%	2.97%
Total interest-bearing liabilities	1.24%	1.24%	1.23%	1.20%	1.14%

Interest rate spread	3.36%	3.63%	3.58%	3.51%	3.44%
Contribution of interest-free funds	0.31%	0.31%	0.29%	0.28%	0.26%
Net interest margin	3.67%	3.94%	3.87%	3.79%	3.70%

Evans Bancorp Reports Record Net Income for 2019

February 18, 2020

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2019	2018
	Year to Date	Year to Date	% Change
Interest income	$64,740	$57,612	12%
Interest expense	12,685	9,505	33%
Net interest income	52,055	48,107	8%
Provision for loan losses	75	1,402	(95)%
Net interest income after provision	51,980	46,705	11%

Deposit service charges	2,569	2,176	18%
Insurance service and fee revenue	10,688	9,365	14%
Bank-owned life insurance	656	680	(4)%
Loss on tax credit investment	(158)	(2,870)	(94)%
Refundable NY state historic tax credit	115	1,982	(94)%
Other income	4,212	3,894	8%
Total non-interest income	18,082	15,227	19%

Salaries and employee benefits	29,628	27,412	8%
Occupancy	3,429	3,135	9%
Advertising and public relations	1,033	1,070	(3)%
Professional services	3,742	2,466	52%
Technology and communications	4,124	3,394	22%
FDIC insurance	431	1,024	(58)%
Amortization of intangibles	448	280	60%
Other expenses	4,985	4,512	10%
Total non-interest expenses	47,820	43,293	10%

Income before income taxes	22,242	18,639	19%
Income tax provision	5,228	2,283	129%
Net income	17,014	16,356	4%

PER SHARE DATA
Net income per common share-diluted	$3.42	$3.32	3%
Cash dividends per common share	$1.04	$0.92	13%
Weighted average number of diluted shares	4,968,172	4,933,743

PERFORMANCE RATIOS
Return on average total assets	1.17%	1.20%
Return on average stockholders' equity	12.08%	13.20%
Efficiency ratio	67.21%	66.87%
Net interest margin	3.82%	3.77%
Net loan charge-offs (recoveries)/Average loans	(0.03)%	0.06%